UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 12, 2008

SMART Modular Technologies (WWH), Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	000-51771	20-2509518
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4211 Starboard Drive, Fremont, California		94538
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-623-1231

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 12, 2008, SMART Modular Technologies, Inc. ("SMART"), Adtron Corporation (the "Company"), Armor Acquisition Corporation ("Merger Subsidiary") and Alan Fitzgerald, as the equity holders’ representative, entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, the separate existence of Merger Subsidiary will cease, and the Company will be the surviving corporation and become a wholly owned subsidiary of SMART. The Merger has been approved by the board of directors of both the Company and SMART.

The aggregate closing consideration will consist of an amount in cash equal to $20,000,000, less the estimated payroll tax amount, less the estimated transaction expenses, and less any amounts paid to dissenting shares prior to the effective time of the Merger, of which $4,000,000 will be placed in an escrow account to satisfy certain claims for indemnification, and $250,000 will be held back to satisfy any shortfalls or excesses in the Company’s working capital, payroll taxes or transaction expenses. In addition, the merger consideration will consist of a contingent amount of up to $15,000,000 in cash, payable in the event of the achievement of certain calendar year 2008 milestones as set forth in the Merger Agreement.

The consummation of the Merger is subject to the approval of stockholders of the Company by a majority of the votes cast at the meeting of the Company’s stockholders or by unanimous written consent of the stockholders in lieu of a meeting, as well as other customary closing conditions.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Press Release attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1 Press Release, dated as of February 13, 2008, by SMART Modular Technologies (WWH), Inc.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART Modular Technologies (WWH), Inc.

February 19, 2008	By:	/s/ Jack A. Pacheco

Name: Jack A. Pacheco
Title: Senior Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Press Release, dated as of February 13, 2008, by SMART Modular Technologies (WWH), Inc.